Filed pursuant to Rule 424(b)(3)
Registration No. 333-286558

Prospectus Supplement No. 14
(To Prospectus dated April 23, 2025)

INNVENTURE, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 23, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-286558) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On February 26, 2026, the closing price of our Common Stock was $2.80 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 27, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

February 16, 2026
Date of Report (date of earliest event reported)
___________________________________
Innventure, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-42303 (Commission File Number)	93-4440048 (I.R.S. Employer Identification Number)
6900 Tavistock Lakes Blvd, Suite 400 Orlando, Florida 32827
(Address of principal executive offices and zip code)
(321) 209-6787
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Otworth Employment Agreement
On February 16, 2026, Innventure LLC, a wholly owned subsidiary of Innventure, Inc. (the “Company”), entered into a letter agreement with Mr. Michael Otworth regarding Mr. Otworth’s employment (the “Otworth Employment Agreement”). Mr. Otworth serves as the Executive Chairman and is a named executive officer of the Company. Prior to entering into the Otworth Employment Agreement, Mr. Otworth provided consulting services to the Company as an independent contractor pursuant to a Contractor Agreement for Services, effective November 16, 2023, between Innventure LLC and Sugar Grove Ventures, LLC (as amended, the “SGV Consulting Agreement”). Pursuant to the Otworth Employment Agreement, the SGV Consulting Agreement was terminated on February 16, 2026.
Pursuant to the Otworth Employment Agreement, Mr. Otworth will continue to serve as the Company’s Executive Chairman. Mr. Otworth’s base salary, target annual bonus opportunity, and long-term equity incentive opportunities will remain materially consistent with the compensation previously provided to Mr. Otworth under the SGV Consulting Agreement. Mr. Otworth will also be eligible to participate in Innventure LLC’s employee benefit plans and programs, subject to the terms of such plans and programs. Mr. Otworth’s employment with Innventure LLC is at will; either Mr. Otworth or Innventure LLC may terminate the employment relationship at any time, with or without cause and with or without notice, subject to applicable law.
The foregoing description of the Otworth Employment Agreement is qualified in its entirety by reference to the Otworth Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Scott Employment Agreement
On February 16, 2026, Innventure LLC entered into a letter agreement with Dr. John Scott regarding Dr. Scott’s employment (the “Scott Employment Agreement”). Dr. Scott serves as the Chief Strategy Officer and is a named executive officer of the Company. Prior to entering into the Scott Employment Agreement, Dr. Scott provided consulting services to the Company as an independent contractor pursuant to a Statement of Work, effective April 1, 2018, between Innventure LLC and Corporate Development Group LLC (as amended, the “CDG Consulting Agreement”). Pursuant to the Scott Employment Agreement, the CDG Consulting Agreement was terminated on February 16, 2026.
Pursuant to the Scott Employment Agreement, Dr. Scott will continue to serve as the Company’s Chief Strategy Officer. Dr. Scott’s base salary, target annual bonus opportunity, and long-term equity incentive opportunities will remain materially consistent with the compensation previously provided to Dr. Scott under the CDG Consulting Agreement. Dr. Scott will also be eligible to participate in Innventure LLC’s employee benefit plans and programs, subject to the terms of such plans and programs. Dr. Scott’s employment with Innventure LLC is at will; either Dr. Scott or Innventure LLC may terminate the employment relationship at any time, with or without cause and with or without notice, subject to applicable law.
The foregoing description of the Scott Employment Agreement is qualified in its entirety by reference to the Scott Employment Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Letter Agreement dated February 16, 2026 between Innventure LLC and Michael Otworth
10.2	Letter Agreement dated February 16, 2026 between Innventure LLC and John Scott
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNVENTURE, INC.

Date: February 20, 2026	By:	/s/ David Yablunosky
	Name:	David Yablunosky
	Title:	Chief Financial Officer